UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2005

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1- 4311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY	11548
(Address of principal executive offices)	(Zip Code)

(516) 484-5400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On July 19, 2005, the Compensation Committee of the Board of Directors of Pall Corporation (the “Registrant”) approved amendments to several compensation plans as well as an agreement with Eric Krasnoff, the Registrant’s chief executive officer. The majority of these amendments were made in order to bring the plans and employment agreement into compliance with new tax deferral rules under section 409A of the Internal Revenue Code.

The Pall Corporation 2005 Stock Compensation Plan was amended to provide that if a “change in control” (as defined in the Plan) should occur, payment with respect to a director’s Annual Award Units will not be made until the director ceases to be a Board member, as provided under the general payment rule contained in the Plan.

The Pall Corporation 2004 Executive Incentive Bonus Plan was amended to provide that any amount payable upon a “change in control” (as defined in the Plan) will be paid no later than 2 1/2 months following the close of the Registrant’s fiscal year in which the change in control occurs.

The Pall Corporation Supplementary Profit-Sharing Plan was amended to provide that in the case of a participant whose employment terminates for any reason other than death or disability and who is a “key employee” immediately before such termination, distribution of the participant’s Plan account balance will be delayed until six months after the date of his or her termination, or until the participant’s earlier death.

The Pall Corporation Management Stock Purchase Plan was amended in several respects in order to comply with the deferred compensation rules of section 409A of the Internal Revenue Code. These amendments covered: a) the time for making base salary unit elections; b) non-deferred payments for vested Plan units; and, c) deferral of payment for vested units. The amendments will not apply to any Plan participant who would not be subject to U.S. federal income tax on any of the base salary or bonus amounts he or she elects to convert to units under the Plan, or on any payment that is made to him or her under the Plan with respect to those units.

The employment agreement between the Registrant and Eric Krasnoff was amended to eliminate his right to choose whether his severance pay would be paid in installments or in a lump sum. His amended agreement provides that any severance pay payable to Mr. Krasnoff will be paid in a lump sum. Additionally, the interest rate to be used to calculate the net present value of this lump-sum payment will be based upon the yield to maturity on the issue of two-year U.S. Treasury Notes most recently offered by the U.S. Treasury Department for sale to the public prior to the date on which the Term of Employment ends. Mr. Krasnoff’s agreement was also amended to provide that payment of his annual contract pension will commence immediately following the end of his term of employment.

Finally, Mr. Krasnoff’s agreement was amended to provide that any payments to be made to him under the agreement upon his termination of employment will be delayed to the extent necessary to comply with the requirements of section 409A. Any payments so delayed will be made to Mr. Krasnoff in a lump sum, with interest, as soon as permissible under section 409A.

ITEM 9.01 Financial Statements and Exhibits.

     (c)     Exhibits.

               See the Exhibit Index on the page following the signature page of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation

/s/ LISA MCDERMOTT
July 25, 2005	Lisa McDermott
Vice President – Finance
Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Pall Corporation 2005 Stock Compensation Plan, as amended effective July 19, 2005.

10.2	Pall Corporation 2004 Executive Incentive Bonus Plan, as amended effective July 19, 2005.

10.3	Pall Corporation Supplementary Profit-Sharing Plan, as amended effective July 19, 2005.

10.4	Pall Corporation Management Stock Purchase Plan, as amended effective July 19, 2005.

10.5	Employment Agreement dated January 21, 2004, between the Registrant and Eric Krasnoff, as amended effective July 19, 2005.